Exhibit 14.1

BNS Co.

Code of Business Conduct and Ethics

(Effective February 24, 2004)

I.	Purpose

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of the Company’s expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

II.	Administration

The Company’s Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company’s Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code.

III.	Compliance with Laws, Rules and Regulations

The Company will comply with all laws, rules and regulations that are applicable to the Company’s activities, and expects that all directors, officers and employees acting on behalf of the Company will obey the law. Specifically, the Company is committed to:

•	maintaining a safe and healthy work environment;

•	promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex, sexual orientation, or other factors that are unrelated to the Company’s business interests;

•	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	conducting its activities in full compliance with all applicable environmental laws;

•	keeping the political activities of the Company’s directors, officers and employees separate from the Company’s business;

•	prohibiting any illegal payments to any government officials or political party representatives of any country; and

•	complying with all applicable state and federal securities laws.

IV.	Conflicts of Interest; Corporate Opportunities

Directors, officers and employees should not be involved in any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company’s interests. In particular, other than arrangements in effect and disclosed to the Board of Directors prior to the effective date of this Code, no director, officer or employee shall:

•	Be a consultant to, or a director, officer or employee of, or otherwise operate an outside business:

–	that markets products or services in competition with the Company’s existing or potential products and services;

–	that supplies products or services to the Company in amounts that are significant relative to the Company’s operations or in amounts that are significant relative to the outside business; or

–	that purchases products or services from the Company in amounts that are significant relative to the Company’s operations or in amounts that are significant relative to the outside business.

•	have any financial interest, including stock ownership, in any such outside business that is substantial enough, in light of the individual’s financial situation, to create a conflict of interest;

•	seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•	be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would materially interfere with the director’s, officer’s or employee’s responsibilities with the Company;

•	accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible;

•	conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

•	use the Company’s property, information or position for personal gain.

Directors and officers shall notify the Chair of the Audit Committee of the Board of Directors, and employees who are not directors or officers shall notify the Chief Executive Officer, of the existence of any actual or potential conflict of interest of which they become aware.

The appearance of a conflict of interest may exist if an immediate family member of a director, officer or employee of the Company acts in a capacity that is restricted for a director, officer or employee under the first bullet point of this Section IV. Employees of the Company should notify the Chief Executive Officer, and officers and directors should notify the Chair of the Audit Committee, of any such situation. If in the judgment of the individual so notified a potential conflict of interest is implicated, that individual will bring such situation to the attention of the Chair of the Audit Committee of the Board of Directors.

V.	Insider Trading

Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has an Insider Trading Policy, which must be distributed annually to all employees and directors, and which is available from the Chief Executive Officer.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Company’s Chief Executive Officer (who may wish to consult with the Company’s outside securities law counsel) before making any such purchase or sale.

VI.	Confidentiality; Protection and Proper Use of the Company’s Assets

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or other business partners, except when disclosure is authorized by the Company or legally required.

Confidential information includes (1) information marked “Confidential,” “Private,” “For Internal Use Only,” or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists, and (7) other non-public information that, if disclosed, might be of use to the Company’s competitors, or harmful to the Company or its suppliers, customers or other business partners.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

Directors, officers and employees are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company’s assets in general.

Directors, officers and employees shall use the Company’s assets for the Company’s legitimate business purposes only.

VII.	Fair Dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company’s customers, suppliers, competitors and other third parties. To this end, directors, officers and employees shall not:

•	make false or misleading statements to customers or suppliers;

•	make false or misleading statements about competitors;

•	solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

•	otherwise take unfair advantage of the Company’s customers, suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

VIII.	Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient.

Employees, officers and directors must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and, in the case of any employee, reported to the Chief Executive

Officer. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in travel and business entertainment undertaken on behalf of the Company. Employees, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

IX.	Antitrust

Agreements or understandings with competitors to limit or restrict competition with respect to such matters as prices, terms or conditions of sale, production, distribution, territories or customers are not only bad business practices, but are usually unlawful and prohibited by the Company.

Any contracts or other arrangements which involve exclusive dealing or other restrictive agreements should not be entered into without approval of the Company’s Chief Executive Officer and legal counsel.

X.	Political Contributions

The Company’s direct political activities are limited by law. Corporations may not make any contributions — whether direct or indirect — to candidates for federal office. Thus, the Company may not contribute any money or products, or lend the use of vehicles, equipment, or facilities, to candidates for federal office. Nor may the Company make contributions to political action committees that make contributions to candidates for federal office. Neither the Company, nor supervisory personnel within the Company, may require any employees to make any such contribution. Finally, the Company cannot reimburse its employees for any money they contribute to political candidates or campaigns. Many state laws also limit the extent to which corporations and individuals may contribute to political candidates. Any question about the propriety of political activity or contributions should be directed to the Company’s legal counsel.

XI.	Business Dealings in Foreign Countries

The Foreign Corrupt Practices Act (the “FCPA”) is deemed to be law applying to the Company and all of its subsidiaries and affiliates worldwide. No illegal or questionable payments including bribery, political contributions, influence peddling, kickbacks and the like are permitted. The FCPA requires the Company to maintain books, records, and accounts in “reasonable detail” which “accurately and fairly” reflect transactions, and to maintain a system of internal accounting controls.

All the accounting records must reflect transactions in conformity with accepted methods of recording economic events and thereby effectively prevent off-the-books slush fund and payments of bribes. Internal accounting controls must provide reasonable assurances that transactions are recorded as necessary to maintain accountability of assets. It is unlawful to falsify accounts or to furnish auditors with false or misleading information.

No person shall, directly or indirectly, falsify or cause to be falsified, any book, record or account which a reporting company is required to maintain under the reasonably detailed and accurate books, records, and accounts provisions of the FCPA. The rule is applicable to any audit of a reporting company or the preparation or filing of reports which the issuer is required to file with the Securities and Exchange Commission. It includes information furnished to the Company’s accountants in connection with reports filed on Form 10-Q and Form 10-K.

Under the FCPA, it is a criminal act to knowingly falsify any book, record, or account or to knowingly circumvent or fail to implement required system of internal controls. It is also unlawful for any reporting company, its officers, directors, employees, agents, or stockholders acting on its behalf through the use of the jurisdictional means to “corruptly” further a payment, offer to pay, or give anything of value to (1) a foreign official in his official capacity, (2) a foreign political party or candidate for foreign political office, or (3) any person knowing, or having reason to know, that a portion of such money or thing of value will be offered, given, or promised to any foreign official, political party, or candidate, if the purpose of the payment or proposed payment to any of the foregoing persons is to influence a decision or act of the foreign government (or an instrumentality thereof) and to assist in obtaining, retaining, or directing business.

XII.	Accurate and Timely Periodic Reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the reports that it is required to file and in its other public communications. To this end, the Company shall:

•	comply with generally accepted accounting principles at all times;

•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintain books and records that accurately and fairly reflect the Company’s transactions;

•	prohibit the establishment of any material undisclosed or unrecorded funds or assets;

•	maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company’s periodic reports are being prepared; and

•	present information in a clear and orderly manner and avoid the use of unnecessary legal and financial jargon in the Company’s reports and public communications.

XIII.	Dealing with Independent Auditors

No director, officer or employee shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the Securities and Exchange Commission. No director, officer or employee shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

XIV.	Reporting and Effect of Violations

You may report violations of this Code, on a confidential or anonymous basis, by contacting the Company’s Chief Executive Officer by mail or fax at: 25 Enterprise Center, Suite 103, Middletown, Rhode Island 02842; fax: 401-848-6444. In addition, the Company has established a telephone number [to be set up] where you can leave a recorded message about any violation or suspected violation of this Code. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish.

Directors and officers shall promptly report, in person, by telephone or in writing, any known or suspected violations of laws, rules or regulations of this Code to the Chair of the Audit Committee of the Company’s Board of Directors by mail or fax at: 25 Enterprise Center, Suite 103, Middletown, Rhode Island 02842; fax: 401-848-6444 or by calling him at [same as above].

The Company will not allow any retaliation against and will make all efforts to protect a director, officer or employee who acts in good faith in reporting any such violation.

Other than complaints with respect to accounting and auditing practices, which are handled according to procedures established by the Audit Committee, the designated individuals who receive reports of violations will investigate the reported violation and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees who violate any laws, rules, regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge. Enforcement under this Code will be applied in a prompt and consistent manner using the standards for compliance set forth herein to ensure a fair process by which violations may be determined.

XV.	Waivers

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company’s directors who satisfy the applicable independence requirements. The provisions of this Code may be waived for employees who are not directors or executive officers by the resolution of the Board of Directors. Any amendment to or waiver of, including an implicit waiver resulting from the failure to take action in response to a violation of any provisions of this Code that applies to or is granted to a director or executive officer of the Company, including, but not limited to, the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, will be publicly disclosed to the extent and in the manner required by the securities exchange or association on which the Company’s securities are listed for trading or any applicable rule or regulation of the Securities and Exchange Commission.

XVI.	Dissemination and Amendment

This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and to each consultant where deemed appropriate by the Company’s Chief Executive Officer, and each employee, officer and director (and applicable consultant) shall be asked to certify that he or she has received, read and understood the Code and has complied with the terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

This document is not an employment contract between the Company and any of its employees, officers or directors.

COMPLIANCE CERTIFICATE

I have read and understand the Company’s Code of Business Conduct and Ethics (the “Code”). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

I certify to the Company that I am not in violation of the Code (assuming, if this certificate is executed prior to the effective date of this Code, that this Code is effective at such time), unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date:

Name: Title/Position:

Check one of the following:

☐ A Statement of Exceptions is attached.

☐ No Statement of Exceptions is attached.